EXHIBIT 99.1

Workflow Holdings, LLC
and Subsidiaries

Consolidated Financial Statements

As of December 31, 2012 and 2011 and

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

Workflow Holdings, LLC and Subsidiaries

Index

December 31, 2012

Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheet	2

Consolidated Statement of Operations	3

Consolidated Statement of Cash Flows	4

Notes to the Consolidated Financial Statements	5 - 18

Independent Auditor's Report

To the Board of Directors and Members

of Workflow Holdings, LLC

We have audited the accompanying consolidated financial statements of Workflow Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations and cash flows for the year ended December 31,2012 and the period from March 2, 2011 (commencement of operations) to December 31, 2011.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Workflow Holdings, LLC and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and the period from March 2, 2011 (commencement of operations) to December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Cincinnati, OH

April 30, 2013

Workflow Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2012 and 2011

(in thousands)

	December 31,	December 31,
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$ 18,833	$ 19,353
Accounts receivable, net	59,208	61,268
Inventories, net	22,654	26,716
Prepaid and other current assets	9,258	9,974
Total current assets	109,953	117,311
Property, plant and equipment, net	49,723	53,565
Intangible assets, net	96,677	114,360
Goodwill, net	33,927	33,927
Other assets	2,929	2,237
Total assets	$ 293,209	$ 321,400
Liabilities and Members' Equity
Current Liabilities
Current maturities of long-term debt	$ 8,236	$ 8,319
Accounts payable	27,853	32,045
Accrued liabilities	26,271	28,288
Total current liabilities	62,360	68,652
Long-term debt, less current maturities	307,156	279,730
Other long-term liabilities	1,950	3,262
Total liabilities	371,466	351,644
Commitments and contingencies (Notes 13 and 14)
Members' Deficit	(78,257)	(30,244)
Total liabilities and members' deficit	$ 293,209	$ 321,400

The accompanying notes are an integral part of these consolidated financial statements.

Workflow Holdings, LLC and Subsidiaries

Consolidated Statements of Operations and Changes in Members’ Equity (Deficit)

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

(in thousands)

	Year Ended	Period from
	December 31,	March 2, 2011 to
	2012	December 31, 2011

Net revenues	$ 459,354	$ 413,996
Cost of goods and services	309,944	287,762
Amortization of inventory revaluation	-	3,412
Gross profit	149,410	122,822

Selling, general and administrative expenses	127,482	112,953
Amortization of intangibles	17,683	14,736
Restructuring charges	1,800	9,140
Reorganization charges	353	2,030
Impairment of goodwill	-	20,924
Operating income (loss)	2,092	(36,961)

Other expense
Interest expense, net	(50,105)	(35,483)
Net loss	$ (48,013)	$ (72,444)

Members' Equity (Deficit)
Beginning of period	(30,244)	42,200
End of period	$ (78,257)	$ (30,244)

The accompanying notes are an integral part of these consolidated financial statements.

Workflow Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

(in thousands)

		Period from
	Year Ended	March 2, 2011
	December 31,	to December 31,
	2012	2011
Cash flows from operating activities
Net loss	$ (48,013)	$ (72,444)
Adjustments to reconcile net loss to net cash provided by
operating activities
Loss (gain) on sale of fixed assets	327	(148)
Depreciation and amortization	29,069	24,498
Impairment of goodwill	-	20,924
Interest paid-in-kind	33,590	18,448
Amortization of deferred financing fees	715	95
Amortization of fair value adjustment on debt	1,881	1,702
Amortization of inventory revaluation	-	3,412
Changes in operating assets and liabilities
Decrease in accounts receivable	2,060	12,096
Decrease in inventories	4,062	1,567
Decrease in other current assets	716	4,757
Decrease (increase) in other long term assets	74	(88)
(Decrease) increase in accounts payable and accrued expenses	(5,730)	121
Decrease in long term liabilities	(1,312)	(65)
Net cash provided by operations before	17,439	14,875
reorganization items
Net cash used for reorganization items	(1,213)	(7,690)
Net cash provided by operating activities	16,226	7,185

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	95	180
Expenditures for property, plant and equipment	(7,880)	(7,381)
Net cash used in investing activities	(7,785)	(7,201)

Cash flows from financing activities
Payments on long term debt	(8,290)	(3,213)
Deferred financing fees	(671)	(659)
Net cash used in financing activities	(8,961)	(3,872)

Net decrease in cash and equivalents	(520)	(3,888)

Cash
Beginning of period	19,353	23,241
End of period	$ 18,833	$ 19,353

Supplemental disclosures of cash flow information
Cash paid for interest	$ 13,962	$ 15,132
Cash paid for restructuring costs and management fees	$ 3,643	$ 8,863

Noncash investing and financing activities
Deferred financing fees paid-in-kind	$ 811	$ 739
Capital lease obligations	$ 87	$ 162

The accompanying notes are an integral part of these consolidated financial statements.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

1.

Background

Formation and Business of the Company

Workflow Holdings, LLC (“the Company”), a Delaware Limited Liability Company was formed on December 28, 2010.  On March 2, 2011 (“Effective Date”) the Company acquired certain assets and assumed certain liabilities of WF Capital Holdings, Inc. and Subsidiaries (“WF Holdings”) as part of WF Holdings’ Chapter 11 Plan of Reorganization approved by the bankruptcy court on February 25, 2011.  The Company is privately owned.

The Company sources and distributes a full range of printed business documents and branded merchandise and provides related management services to its customers ranging in size from global corporations and major non-profit organizations to mid-size and smaller companies throughout the United States of America.  The Company provides customers with integrated services and information tools to manage their print and branded merchandise needs through its sourcing and manufacturing capabilities, as well as assisting customers with warehousing, logistics and supply chain management.

Fresh Start Accounting

In accordance with Accounting Standards Codification (“ASC”) 852, Reorganizations, the Company adopted fresh start accounting and as a result, the assets acquired and liabilities assumed were recorded at their respective fair values at the Effective Date.  The Company selected an accounting convenience date of February 28, 2011 for purposes of valuing the assets and liabilities.  The activity between the Effective Date and the convenience date did not result in a material difference in the results.  The Company incurred reorganization costs including professional fees in the amounts of $0.4 million for the year ended December 31, 2012 and $2.0 million for the period ended December 31, 2011.

The Company’s reorganization value includes an estimated enterprise value of $316 million, which, at that time, represented the best estimate of fair value by the management of WF Holdings within the range of values established by the bankruptcy court.  This range of enterprise values was determined using certain financial analysis methodologies including comparable companies analysis and the discounted cash flow analysis as well as considering the purchase price.  The application of these methodologies requires certain judgments and assumptions including financial projections and current market conditions.  The Company’s reorganization value was first allocated to its tangible assets and identifiable intangible assets and the excess of reorganization value over the fair value of these assets was recorded as goodwill.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

The fair value of the assets acquired and liabilities assumed were recorded as follows (in thousands):

March 2,
2011
Assets
Current Assets
Cash and cash equivalents	$ 23,241
Accounts receivable	73,364
Inventories	31,695
Prepaid and other current assets	14,731
Total current assets	143,031
Property, plant and equipment	55,816
Intangible assets	129,096
Goodwill	54,851
Other assets	846
Total assets	$ 383,640
Liabilities and Members' Equity
Current Liabilities
Current maturities of long-term debt	$ 3,259
Accounts payable	39,454
Accrued liabilities	24,792
Total current liabilities	67,505
Long-term debt, less current maturities	270,608
Other long-term liabilities	3,327
Total liabilities	341,440

Members' Equity	42,200
Total Members' Equity	42,200
Total liabilities and members' equity	$ 383,640

2.

Basis of Presentation and Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements and related notes thereto include the assets, liabilities, revenues and expenses of the Company and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

Certain amounts in the financial statements for the period ended December 31, 2011 have been reclassified to conform to the year ended December 31, 2012 presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of certain assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of certain revenues and expenses during the reporting period.  Actual results could differ from these estimates.  Significant estimates reflected in the consolidated financial statements include allowance for doubtful accounts reserves, inventory reserves, fair value of assets acquired and liabilities assumed, including

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011 goodwill and intangibles and their respective useful lives and recoverability, and accruals for workers’ compensation and medical claims.

Cash and Cash Equivalents

The Company considers cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.  Cash and cash equivalents held at financial institutions did not typically exceed the amounts guaranteed by federal agencies.

Accounts Receivable

Trade accounts receivable are recorded at invoice amount and do not bear interest.  Receivables arising from sales to customers represent bonafide claims and are not collateralized.  As a result, management continually monitors the financial condition of its customers to reduce the risk of loss. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  Past due balances are reviewed individually for collectability.  Account balances are charged off against the allowance when it is probable that the receivable will not be collected.  If circumstances related to customers change, the Company will further adjust estimates of the recoverability of receivables.  The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the specific identification method or on a first-in, first-out (FIFO) basis.  Inventory manufactured by the Company includes the cost of materials, labor and manufacturing overhead.  The Company maintains a reserve for slow moving or obsolete inventory, which is based upon usage and net realizable value.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  Additions and improvements that extend the life of assets are capitalized.  Maintenance and repairs are expensed as incurred.  Depreciation of property, plant and equipment is calculated using the straight-line method over the estimated useful lives of respective assets, beginning when the assets are placed in service.  Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease, after considering the likelihood of renewals.  Gains and losses on the disposition of property, plant and equipment are computed based upon the difference between the sales proceeds received and the net book value of the property, plant and equipment at the date of the disposal.

Internally Developed Software

Internal costs incurred to develop software such as direct salaries and benefits are expensed as incurred as a component of selling, general and administrative expenses until the application development stage.  Internal costs are capitalized through the development stage of the software and cease when the software is technologically feasible and substantially ready for its intended use. External costs related to internally developed software, such as outside programmers and consultants, are capitalized and amortized over the expected useful life of the software, normally three to five years.  The Company capitalized software development costs of $1.1 million for the year ended December 31, 2012 and $0.8 million for the period ended December 31, 2011.

Intangible Assets

Intangible assets consist of customer relationships and trademarks and trade names arising from the allocation of enterprise value at the Effective Date.  These intangibles are amortized using the straight-line method over their estimated useful lives.  The Company reviews its intangibles for

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011 impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

Impairment of Long Lived Assets

The Company evaluates long-lived assets such as property, plant and equipment, including internally developed software costs and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An estimate of undiscounted future cash flows produced by the assets, or the appropriate grouping of assets, is compared with the carrying values to determine whether an impairment exists.  If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds its fair value, which is generally determined based on its estimated discounted cash flows.  The 2012 assessment of long lived assets resulted in no impairment charge.

Goodwill

Goodwill represents the total consideration paid in excess of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in a business acquisition.  In accordance with ASC 350-20-35, Intangibles – Goodwill and Other, Goodwill, Subsequent Measurement, the Company determined that there is a single segment and reporting unit to which goodwill will be assigned.  The provisions of ASC 350-20-35 (i) prohibit the amortization of goodwill and indefinite-lived intangible assets; (ii) require goodwill and indefinite-lived intangible assets be tested annually for impairment, and in any interim periods if certain events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount; and (iii) require that the Company’s operations be formally identified into reporting units for the purpose of assessing potential future impairments of goodwill. The Company’s annual goodwill impairment analysis compares the reporting unit’s estimated fair value to the carrying value of the reporting unit to determine if an impairment is indicated. If the carrying amount of the reporting unit exceeds the estimated fair value, the Company performs an additional fair value measurement to determine the impairment loss to be recorded to operations in the period identified.  During the fourth quarter of 2011, the Company completed its annual impairment testing using these valuation techniques and recorded a goodwill impairment charge of approximately $20.9 million. The decline in fair value of the reporting unit below its book value was primarily the result of a decrease in projected cash flows of the reporting unit as compared to those used to determine the range of estimated enterprise values established by the bankruptcy court and the resulting estimated enterprise value used for fresh start reporting.  The 2012 analysis of goodwill resulted in no impairment charge.

Revenue Recognition

The Company recognizes substantially all of its revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the buyer is fixed and determinable; and collection is reasonably assured. In accordance with agreements with certain customers, product revenue is recognized when manufacturing is complete, title and risk of loss transfer to the customer and there is reasonable assurance as to collectability. Under agreements with certain of these customers, custom products may be warehoused by the Company for future customer directed delivery. In these situations, the Company receives a logistics and/or warehouse fee for the services it provides.  The Company accounts for the warehousing and product components as separate units of accounting and recognizes revenue associated with the warehousing when the service is rendered. As the majority of products are customized, product returns are not significant; however, the Company accrues for the estimated amount of customer credits at the time of sale.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

The Company recognizes revenue related to third party produced products on a gross basis, as it bears the risks and benefits associated with revenue-generating activities by: (1) acting as a principal in the transaction; (2) establishing prices; (3) being responsible for fulfillment of the order; (4) taking the risk of loss for collection, delivery and returns; and (5) marketing the products.

Customers rebates are recognized on an accrual basis in the period earned and are recorded as a reduction in net revenues.  The Company includes delivery fees billed to customers in revenues. Sales taxes billed to customers are recorded on a net basis and excluded from net revenues on the consolidated statements of operations.

Cost of Goods and Services

Product costs are expensed as cost of goods and services at the time of revenue recognition. Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to inventory or cost of goods and services.  Costs of services are expensed when the service is rendered.  The Company records delivery and warehouse occupancy cost in the cost of goods and services.  Cost of goods sold for the period from March 2, 2011 to December 31, 2011 includes a non cash charge for amortization of inventory revaluation of $3.4 million as a one time adjustment required by fresh start accounting.

Fair Value Measurements

The Company adopted ASC 820-10, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value that is based on the inputs market participants use to determine fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs.  ASC 820-10-35-37 describes a hierarchy of three levels of input that may be used to measure fair value:

Level 1

Inputs based on quoted prices in active markets for identical assets and liabilities.

Level 2

Inputs based on other quoted prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3

Unobservable inputs that reflect the reporting entity’s own assumptions.  These inputs into the determination of fair value require significant judgment and estimation by management.

The Company’s material financial instruments consist primarily of cash and cash equivalents and long-term debt. The fair value of cash and cash equivalents approximates its carrying value.

The carrying amount of debt reported in the consolidated balance sheet as of December 31, 2012 is $315.4 million. Using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, and risk profile, the Company has determined the fair value of its debt to be approximately $228 million at December 31, 2012.  Considerable judgment is required in interpreting market data to develop estimates of fair value. The fair value estimate presented herein is not necessarily indicative of the amount that the Company or the debt holders could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

New Accounting Pronouncement

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05 “Presentation of Comprehensive Income” (ASU 2011-05”), which requires the presentation of comprehensive income in either: (i) a continuous statement of comprehensive income or (ii) two separate, but consecutive statements.  The adoption and retrospective application of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, which amends the requirements of ASU 2011-05 to disclose the effect of items reclassified out of accumulated comprehensive income separately in the income statement.  ASU 2013-02 will become effective for the Company in 2013.  The adoption of this pronouncement is not expected to have a material impact on the Company’s consolidated financial statements

In September 2011, the FASB issued ASU No. 2011-08 “Testing Goodwill for Impairment”, which provides companies with the option of performing a qualitative assessment before calculating the value of a reporting unit in step one of its goodwill impairment test.  If a company determines, on the basis of qualitative factors, the fair value of a reporting unit is more likely than not to be less than the carrying amount, the two step impairment test would be required to be performed.  Otherwise, further impairment testing would not be needed.  The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

In February 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment”, which provides companies the option to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test.  Under this amendment, companies would not be required to calculate the fair value of an indefinite-lived intangible asset unless it determines, based on qualitative assessment, that it is not more than likely the asset is impaired. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

3.

Restructuring

The Company incurred restructuring costs related to the closing and consolidation of facilities, employee severance and professional fees incurred in connection with the execution of restructuring initiatives in the amounts of $1.8 million for the year ended December 31, 2012 and $9.1 million for the period ended December 31, 2011.  The remaining restructuring liability is $1.1 million and is included in accrued liabilities on the consolidated balance sheet.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

The following table sets forth the accrued restructuring liabilities (in thousands):

	Severance
	and	Facilities	Professional
	personnel-	closings and	Fees and
	related costs	consolidations	Other	Total
March 2, 2011	$ 529	$ 175	$ 7	$ 711
2011 expenses	4,006	1,768	3,366	9,140
Paid in 2011	(3,032)	(1,567)	(3,373)	(7,972)
December 31, 2011	$ 1,503	$ 376	$ -	$ 1,879
2012 expenses	1,110	494	196	1,800
Paid in 2012	(2,088)	(599)	120	(2,567)
December 31, 2012	$ 525	$ 271	$ 316	$ 1,112

4.

Accounts Receivable, net

Accounts receivable, net, consists of the following (in thousands):

	December 31,	December 31,
	2012	2011

Accounts receivable	$ 60,436	$ 62,627
Less allowance for bad debts	(1,228)	(1,359)
Accounts receivable, net	$ 59,208	$ 61,268

The changes in the allowance for doubtful accounts consist of the following (in thousands):

March 2, 2011	$ 1,252
Additions	487
Write offs, net of recoveries	(380)
December 31, 2011	$ 1,359
Additions	347
Write offs, net of recoveries	(478)
December 31, 2012	$ 1,228

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

5.

Inventories

Inventories consist of the following (in thousands):

	December 31,	December 31,
	2012	2011

Raw materials	$ 1,124	$ 1,852
Work-in-process	1,323	1,854
Finished goods	20,207	23,010
Total inventories	$ 22,654	$ 26,716

The allowance for slow-moving and obsolete inventory, primarily finished goods, was $1.6 million at December 31, 2012 and $2.3 million at December 31, 2011.

6.

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in thousands):

	Weighted	December 31,	December 31,
	Average Life	2012	2011

Land and improvements	10 years	$ 3,140	$ 3,140
Buildings and improvements	10-33 years	6,573	6,538
Furniture, fixtures and equipment	3-15 years	30,849	30,121
Computer software	3-5 years	21,212	15,277
Leasehold improvements	3-16 years	6,134	5,929
Construction in progress		2,764	2,322
Total		70,672	63,327
Less: Accumulated depreciation		(20,949)	(9,762)
Property, plant and equipment, net		$ 49,723	$ 53,565

Depreciation expense included in cost of goods sold and selling, general and administrative expenses was $11.4 million for the year ended December 31, 2012 and $9.8 million for the period ended December 31, 2011.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

7.

Intangible Assets, Net

Intangible assets, net, consist of the following (in thousands):

	Customer	Trademarks &
	Relationships	Trade Names	Total

March 2, 2011	$ 71,596	$ 57,500	$ 129,096
Amortization	(9,944)	(4,792)	(14,736)
December 31, 2011	$ 61,652	$ 52,708	$ 114,360
Amortization	(11,933)	(5,750)	(17,683)
December 31, 2012	$ 49,719	$ 46,958	$ 96,677

Useful Life and Weighted Average Life	6 years	10 years
Expected Amortization
2013	11,933	5,750	17,683
2014	11,933	5,750	17,683
2015	11,933	5,750	17,683
2016	11,933	5,750	17,683
2017	1,987	5,750	7,737
Thereafter	-	18,208	18,208
Total	$ 49,719	$ 46,958	$ 96,677

8.

Goodwill

The change in the carrying amount of goodwill is as follows (in thousands):

March 2, 2011	$ 54,851

Impairment	(20,924)

December 31, 2011 and 2012	$ 33,927

The Company has performed its required annual impairment testing of its recorded goodwill for its single reporting unit using certain financial analysis methodologies including comparable companies analysis and the discounted cash flow analysis. The 2012 test of goodwill resulted in no impairment charge.  The 2011 test of goodwill impairment indicated that the fair value was less than the carrying value of the goodwill for the reporting unit.  The impairment was due to a decrease in projected cash flows of the reporting unit as compared to those used to determine the range of estimated enterprise values established by the bankruptcy court and the resulting estimated enterprise value used for fresh start accounting (Note 1).  Accordingly, the Company recorded an impairment charge of approximately $20.9 million as of December 31, 2011.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

9.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,	December 31,
	2012	2011

Compensation and employee related benefits	$ 9,825	$ 10,003
Customer rebates	4,901	4,261
Business taxes	1,986	4,177
Accrued interest	4,429	3,734
Other accrued liabilities	5,130	6,113
Accrued liabilities	$ 26,271	$ 28,288

10.

Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,	December 31,
	2012	2011

First Lien Term Loan	$ 133,216	$ 138,862
Second Lien Term Loan	186,508	155,199
Other	251	453
	319,975	294,514
Less, unamortized fair value adjustment	(4,583)	(6,465)
Less, current maturities of long-term debt	(8,236)	(8,319)
Long-term debt, net	$ 307,156	$ 279,730

First Lien Term Loan

In connection with the acquisition of certain assets and assumption of certain liabilities of WF Holdings, the Company’s subsidiary, WorkflowOne LLC entered into a $141.5 million term loan (“First Lien Term Loan”) with lenders to finance the acquisition.  The First Lien Term Loan matures on March 2, 2015.  Interest rates are based on either a) the greater of 3% or LIBOR (0.21% at December 31, 2012), plus 7% or b) at a defined base rate plus 6%, at the borrower’s election.  The First Lien Term Loan is guaranteed by the Company and WorkflowOne of Puerto Rico Inc., and collateralized by a first priority lien on substantially all of the Company’s and its subsidiaries’ assets.

Second Lien Term Loan

In connection with the acquisition of certain assets and assumption of certain liabilities of WF Holdings, the Company’ subsidiary, WorkflowOne LLC entered into a $140 million second lien term loan (“Second Lien Term Loan”) with lenders to finance the acquisition.  The Second Lien Term Loan matures on September 2, 2015.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

Interest rates are based on the greater of 3% or LIBOR (0.21% at December 31, 2012), plus 1.0%, plus a defined base margin of 11.0%, plus a supplemental margin (2.0% at December 31, 2012). Subject to certain financial conditions, 5% of the paid-in-kind interest could convert to cash interest. As of December 31, 2012, all interest on the Second Lien Term Loan is being accrued as paid-in-kind.  The Second Lien Term Loan is guaranteed by the Company and WorkflowOne of Puerto Rico Inc., and collateralized by a second priority lien on substantially all of the Company’s and its subsidiaries’ assets.

The First and Second Lien Term Loans contain various operating and financial covenants as defined in the agreements.  These covenants include, but are not limited to, the requirement that the Company meet certain leverage and interest coverage ratios.  In addition, the Company’s ability to pay cash dividends and repurchase shares is limited under the First and Second Lien Term Loans.

The Company was in compliance with all of its financial covenants at December 31, 2012.

On October 5, 2011, the Company reached an agreement with its lenders to amend its financial covenants which require the Company to meet certain leverage and interest coverage ratios under the First and Second Lien Term Loans.  Effective on that date the interest rate on the First Lien Term Loan was increased to include 1% of paid-in-kind interest.  The interest rate on the Second Lien Term Loan increased by 1%.  On April 20, 2012, the Company reached an agreement with its lenders to amend its financial covenants which require the Company to meet certain leverage and interest coverage ratios under the First and Second Lien Term Loans.  Effective on that date the interest rate on the First Lien Term Loan was increased to include an additional 1% of paid-in-kind interest.  Paid-in-kind interest expense on the First Lien Term Loan totaled $2.4 million for the year ended December 31, 2012 and $0.3 million for the period ended December 31, 2011.  Paid-in-kind interest expense on the Second Lien Term Loan totaled $31.2 million for the year ended December 31, 2012 and $18.1 million for the period ended December 31, 2011.

On April 30, 2013, the Company reached an agreement with its lenders to amend its future financial covenants which require the Company to meet certain leverage and interest coverage ratios under the First and Second Lien Term Loans.

Other

Other debt includes $0.1 million and $0.3 million related to capital leases at December 31, 2012 and 2011, respectively, and $0.1 million due to the Ohio Department of Development at December 31, 2012 and 2011.

Deferred Loan Costs

The Company capitalized $1.5 million and $1.4 million of debt issuance costs during the year ended December 31, 2012 and the period from March 2, 2011 to December 31, 2011, respectively, related to amendments of the Company’s debt facilities.  Unamortized deferred loan costs were $2.1 million and $1.3 million at December 31, 2012 and 2011, respectively, and were included in other assets in the accompanying consolidated balance sheet.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

The annual maturities on long-term debt are as follows (in thousands):

December 31,

2013		$ 8,236
2014		8,014
2015		303,725
	Total maturities of long-term debt	$ 319,975

11.

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal or state income tax purposes.  Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership.  Therefore, no provision or liability for income taxes has been included in the accompanying financial statements.

12.

Members’ Equity

At December 31, 2012, a total of 110,000 units were held by members of the Company as follows:

Class A Common Units	41,500
Class B Common Units	58,500
Preferred Units	10,000
Total Members' Equity	110,000

The Class A Common unit holders received 41,500 Class A Common units which have certain voting and preemptive rights.  The Class B unit holders received 58,500 Class B Common units which contain certain voting and preemptive rights.  The preferred unit holders received 10,000 preferred units which contain certain voting and preemptive rights and carry a preferred return, as defined, of 15.0% per annum compounded quarterly.  At December 31, 2012 the preferred units have a liquidating preference of approximately $39.3 million.  All units were issued to the unit holders as a part of the capitalization of the Company in connection with the acquisition of assets from WF Holdings under WF Holdings Chapter 11 Plan of Reorganization (Note 1).

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

13.

Lease Commitments

The Company leases various types of warehouse and office facilities, equipment, furniture and fixtures under non-cancelable lease agreements that expire through 2020.  Future minimum lease payments under operating leases are as follows (in thousands):

Fiscal year

2013		$ 16,136
2014		13,406
2015		10,067
2016		4,442
2017		1,602
Thereafter		3,317
	Total minimum lease payments	$ 48,970

The Company recognizes rent expense on leases containing scheduled rent increases and rent holidays by recognizing the total lease payments on a straight-line basis over the term of the lease. The Company has recorded accrued liabilities associated with straight-line rent of $2.5 million and $3.1 million at December 31, 2012 and 2011, respectively.  Rent expense was $17.9 million for the year ended December 31, 2012 and $17.6 million for the period from March 2, 2011 to December 31, 2011.  Future rental commitments for leases have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $2.4 million.  The company remains secondarily liable under these leases in the event that the sub-lessee defaults under the sublease terms.  The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreements.

14.

Commitments and Contingencies

The Company is, from time to time, a party to litigation arising in the normal course of its business. Management does not believe that the outcome of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

In the normal course of business, the Company enters into contracts in which it makes representations and warranties regarding the performance of its services and that its services will not infringe on third party intellectual rights.  There have been no significant losses related to such representations and warranties and the Company does not expect to incur any significant losses in the future.

15.

Related Party Transactions

Management Fees

The Company has management agreements with two entities that also manage members of the Company.  The combined annual management fee is $1.1 million plus reasonable expenses.  The entities provide the Company with management, consulting and financial advisory services, as well as periodic operational consultation.  The management fee is paid quarterly in advance.  The Company expensed management fees of $1.1 million as of December 31, 2012 and $0.9 million in the period from March 2, 2011 to December 31, 2011.

Workflow Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2012 and the Period from March 2, 2011 (commencement of operations) to December 31, 2011

Debt

Approximately 68%, or $90.3 million and approximately 66%, or $91.1 million, of the outstanding balance of the Company’s First Lien Term Loan at December 31, 2012 and 2011, respectively, and 100% of the outstanding balance of the Second Lien Term Loan at December 31, 2012 and 2011, was financed by funds managed by entities that also manage members of the Company.  Accrued interest payable to related parties totaled $4.4 million and $3.7 million at December 31, 2012 and 2011, respectively.

16.

Subsequent Event

The Company evaluated events occurring subsequent to the date of the consolidated financial statements in determining the accounting for and disclosure of transactions and events that affect the consolidated statements.  Subsequent events have been evaluated through April 30, 2013, which is the date the consolidated financial statements were available for issuance.  Except for those discussed in Note 10, the Company did not identify any additional subsequent events which would require recognition or disclosure in the financial statements.